Exhibit (d.5)

SCHEDULE A

Master Advisory Fee Waiver Agreement for iShares, Inc.

(Amended as of December 13-14, 2016)

(all percentages are expressed as a percentage of average daily net assets):

Fund	Advisory Fee Waiver	Last Day of Term
iShares Edge MSCI Min Vol Global ETF	With respect to the Fund, any portion of its management fee necessary so as not to exceed a net total expense ratio of 0.20%.	December 31, 2023

iShares MSCI Global Agriculture Producers ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other series of iShares Trust and iShares, Inc.	December 31, 2023

iShares MSCI Global Metals & Mining Producers ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other series of iShares Trust and iShares, Inc.	December 31, 2023

iShares Edge MSCI Min Vol Emerging Markets ETF	With respect to the Fund, any portion of its management fee necessary so as not to exceed a net total expense ratio of 0.25%.	December 31, 2023

iShares Emerging Markets Dividend ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other series of iShares Trust and iShares, Inc.	August 31, 2022

iShares Edge MSCI Multifactor Emerging Markets ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other series of iShares Trust and iShares, Inc.	December 31, 2021

iShares Currency Hedged MSCI Emerging Markets ETF	With respect to the Fund, BFA has contractually agreed to reduce the management fee so that the management fee is equal to the Acquired Fund Fees and Expenses that would have been experienced by the Fund related to its investment in the iShares MSCI Emerging Markets ETF (EEM), after taking into account any fee waivers by EEM.	December 31, 2020

iShares Edge MSCI Min Vol EM Currency Hedged ETF	With respect to the Fund, BFA has contractually agreed to reduce the management fee so that the management fee is equal to the Acquired Fund Fees and Expenses that would have been experienced by the Fund related to its investment in the iShares Edge MSCI Min Vol Emerging Markets ETF (EEMV), after taking into account any fee waivers by EEMV, plus 0.03%.	December 31, 2020

iShares Core MSCI Emerging Markets ETF	With respect to the Fund, any portion of its management fee necessary so as not to exceed a net total expense ratio of 014%.	December 31, 2017

ISHARES, INC. on behalf of each FUND		BLACKROCK FUND ADVISORS

By:	/s/ Jack Gee	By:	/s/ Deepa Damre
	Jack Gee		Deepa Damre
	Chief Financial Officer, iShares, Inc.		Managing Director

Dated: December 13-14, 2016

[Signature Page to Amended Schedule A of Master Advisory Fee Waiver Agreement]